Exhibit (a)(1)(A)

COMPANY REPURCHASE NOTICE TO

HOLDERS OF THE 7% CONVERTIBLE NOTES DUE 2023 ISSUED BY

AIRTRAN HOLDINGS, INC.

Offer to Repurchase for Cash Any and All of its Outstanding 7% Convertible Notes due 2023

CUSIP Number: 00949P AB4

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 1, 2010, AND WILL NOT BE EXTENDED, EXCEPT AS REQUIRED BY APPLICABLE LAW.

NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of the Indenture, dated as of May 7, 2003, among AirTran Holdings, Inc., a Nevada corporation (referred to as “we,” “us,” “our,” “AirTran” or the “Company”), AirTran Airways, Inc., as guarantor (the “Guarantor”), and Wilmington Trust Company, as trustee (the “Trustee”), governing the Company’s 7% Convertible Notes due 2023 (the “Notes”), that, at the option of the holders thereof (each, a “Holder”), the Notes will be repurchased by the Company for a purchase price (the “Repurchase Price”), in cash, equal to $1,000 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest up to, but excluding, July 1, 2010 (the “Repurchase Date”), upon the terms and subject to the conditions set forth in the Indenture and the Notes. The Repurchase Date is an Interest Payment Date under the terms of the Notes. Accordingly, interest accrued up to, but excluding, the Repurchase Date will be paid to record holders as of June 15, 2010, the regular record date for such interest payment, and we expect that there will be no accrued and unpaid interest due as part of the Repurchase Price. The right of a Holder to require the Company to repurchase the Notes, as described in this Company Repurchase Notice and the related notice materials, as amended and supplemented from time to time, is referred to herein as the “Put Option.” This Company Repurchase Notice is being sent pursuant to Section 3.07 of the Indenture and the provisions of the Notes. All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture.

To exercise the Put Option for your Notes, you must validly tender the Notes in the manner provided below prior to 5:00 p.m., New York City time, on Thursday, July 1, 2010 (the “Expiration Date”). Notes tendered for repurchase may be withdrawn at any time prior to 5 p.m., New York City time, on the Expiration Date and, unless already accepted by us for payment pursuant to the Put Option, at any time after 12:00 midnight, New York City time, on July 29, 2010 (the date which is 40 Business Days after the date of this Company Repurchase Notice). The Put Option expires at 5:00 p.m., New York City time, on the Expiration Date.

The Trustee has informed us that, as of the date of this Company Repurchase Notice, all custodians and beneficial holders of the Notes hold the Notes through The Depository Trust Company (“DTC”) accounts and that there are no certificated Notes in non-global form. Accordingly, all Notes tendered for repurchase hereunder must be delivered through the transmittal procedures of DTC’s Automated Tenders over the Participant Terminal System (“ATOP”), subject to the terms and conditions of that system. Delivery of the Notes and all other required documents, including delivery and acceptance through ATOP, is at the election and risk of the person tendering the Notes.

The Paying Agent is Wilmington Trust Company. The address of the Paying Agent is:

Wilmington Trust Company

Rodney Square North

1100 North Market Street

Wilmington, Delaware 19890-1615

Attention: Sam Hamed

Telephone: 302-636-6181

Fax: 302-636-4139

Additional copies of this Company Repurchase Notice may be obtained from the Paying Agent at its address set forth above.

The date of this Company Repurchase Notice is June 3, 2010.

14.	Definitions	13

15.	Conflicts	14

SCHEDULE A: INFORMATION ABOUT THE EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY		A-1

No person has been authorized to give any information or to make any representations other than those contained in this Company Repurchase Notice and the related materials (collectively, as amended or supplemented from time to time, the “Put Option Materials”) and, if given or made, such information or representations must not be relied upon as having been authorized. The Put Option Materials do not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of the Put Option Materials shall not, under any circumstances, create any implication that the information contained herein is current as of any time subsequent to the date of such information. None of the Company, its Board of Directors or its employees is making any representation or recommendation to any Holder as to whether to exercise or refrain from exercising the Put Option. You should consult your own financial and tax advisors and must make your own decision as to whether to exercise the Put Option and, if so, the amount of Notes for which to exercise the Put Option.

We and our affiliates, including our executive officers and directors, will be prohibited by Rule 13e-4(f)(6) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from purchasing any of the Notes outside of the Put Option for ten business days after the expiration of the Put Option. Following that time, we expressly reserve the absolute right, in our sole discretion from time to time in the future, to repurchase any of the Notes, whether or not any Notes are repurchased by the Company pursuant to the Put Option, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the price to be paid pursuant to the Put Option and could be for cash or other consideration. We cannot assure you as to which, if any, of these alternatives, or a combination thereof, we will pursue.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this Company Repurchase Notice and the documents that we incorporate by reference include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Exchange Act.

We use words such as “anticipate,” believe,” “could,” “continue,” “estimate,” “expect,” “forecast,” “guidance,” “indicate,” “intend,” “may,” “outlook,” “plan,” “project,” “should,” “will,” “would,” and similar expressions or the negative thereof to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements appear throughout this Company Repurchase Notice and the documents incorporated by reference into this Company Repurchase Notice.

All of our statements, other than statements of historical facts, are forward-looking statements, including estimates, projections, statements relating to our business plans and objectives, expected financial performance and expected results of operations, our operations and related industry developments, expected fuel costs, the revenue and pricing environment, our future financing plans and needs, our overall financial condition, and the overall economic environment. Forward-looking statements also include the assumptions upon which such statements are based.

Forward-looking statements are based upon information currently available to us and our current intent, beliefs, and expectations. Certain forward-looking statements discuss the possible future effects of current known trends or uncertainties and include statements which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured.

Forward-looking statements are subject to significant risks and uncertainties that could cause actual events including our actual results and financial position, to differ materially from expectations. Likewise the timing of certain events may differ materially from those expressed in forward-looking statements. There may be other existing factors not identified, of which we may not be currently aware or which we may not appreciate, that may be separate risks or that may affect matters discussed in the forward-looking

(iii)

statements and such unknown or unappreciated or underappreciated risks also may cause actual events and results to differ materially from those discussed. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and, accordingly, you should not place undue reliance on our forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made, based on the information available to us on the date specified or, if no date is specified then as of the date of this Company Repurchase Notice. Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect new information or changes in assumptions, events or circumstances after the date on which the statement is made, including actual results or to reflect the occurrence of unanticipated events or changes in other factors affecting such statements. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual events or results to differ materially from information contained in any forward-looking statements.

It is routine for our internal projections and expectations to change as the year or each quarter in the year progress, and therefore it should be clearly understood that the internal projections, beliefs, and assumptions upon which we base our expectations may change. As noted above, although these expectations may change, we may not inform you if they do, except as required by law.

Certain important factors could cause actual events or results to differ materially from those expressed or implied by forward-looking statements include those factors discussed in our annual report on Form 10-K in Item 1A thereof under “Risk Factors” or in the documents incorporated by reference into such annual report. Such risks, uncertainties, and forward-looking statements include, but are not limited to, statements and risks regarding the following:

•	changes in our business strategy, and our ability to successfully execute our current strategy;

•	the continuing impact of the global adverse macroeconomic conditions and disruption in U.S. and global capital markets;

•	the cost, price volatility, and availability of aviation fuel – including the impact of significant disruptions in fuel supply and significant increases in fuel prices;

•	the impact of potential future significant operating losses;

•	our ability to generate working capital from operations;

•	our ability to maintain adequate liquidity;

•	our fixed obligations and our ability to obtain and maintain financing for operations, aircraft financing, the refinancing of existing indebtedness, and other purposes;

•	the amount of our floating rate or hedged indebtedness and changes in prevailing interest rates;

•	the impact of our fuel hedging activities and the scope and terms of such activities;

•	our ability to operate pursuant to the terms of financing facilities (particularly any financial covenants);

•	our ability to obtain, maintain, and comply with the terms of credit card processing agreements;

•	our ability to take delivery of and to finance aircraft;

•	the adequacy of our insurance coverage;

(iv)

•	consumer demand for, and acceptance of, services offered by us, as well as our ability to attract and retain customers;

•	our ability to achieve and maintain acceptable cost and fare levels;

•	our ability to grow new and existing markets;

•	our ability to maintain or expand cost advantages compared to various competitors;

•	our ability to attract and retain qualified personnel;

•	labor costs and relations with unionized employees generally, and the impact and outcome of labor negotiations;

•	the impact of global political instability, including the current instability in the Middle East;

•	the potential impact of future terrorist attacks, hostilities, infectious disease outbreaks or other global events that affect travel behavior;

•	our reliance on automated systems and the potential impact of any failure or disruption of these systems;

•	our ability to obtain and maintain commercially reasonable terms with vendors and service providers and our reliance on those vendors and service providers;

•	changes in government legislation and regulation, including increased fees and taxes, increased environmental regulation, and changes in, or termination of, government-guaranteed insurance;

•	the impact of fleet concentration and changes in fleet mix;

•	the impact of increased maintenance costs as our aircraft age and/or utilization increases;

•	the impact of new FAA regulations or Airworthiness Directives on our operations, including the cost of complying with such regulations or directives, or the impact of new manufacturer recommendations with respect to aircraft operation or maintenance;

•	actions by competitors and competitive practices in the industry, including significant fare restructuring activities, capacity changes, and in-court or out-of-court restructuring by major airlines and industry consolidation;

•	interruptions or disruptions in service at one or more of our hub or focus airports, whether due to weather conditions or otherwise; and

•	risks associated with actual or potential acquisitions, mergers, or other business transactions including the ability to achieve any synergies anticipated as a result of such transactions and to achieve any such synergies in a timely manner.

These and other risks and uncertainties related to our business are described in greater detail in our filings with the United States Securities and Exchange Commission, including our reports on Forms 10-K and 10-Q, and the foregoing information should be read in conjunction with these filings.

(v)

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Put Option. To understand the Put Option fully and for a more detailed description of the terms of the Put Option, we urge you to read carefully the remainder of this Company Repurchase Notice and the accompanying materials because those documents contain additional important information. We have included page references to direct you to a more detailed description of the topics in this summary.

Who is obligated to repurchase my Notes?

AirTran Holdings, Inc., a Nevada corporation (the “Company”), is obligated, at your option, to repurchase your 7% Convertible Notes due 2023 of the Company (the “Notes”) that are validly tendered for repurchase and not validly withdrawn. (See Page 4)

Why are you obligated to repurchase my Notes?

The right of each holder (each, a “Holder”) of the Notes to sell and our obligation to repurchase the Notes pursuant to the Put Option is a term of the Notes under the Indenture, dated as of May 7, 2003, between the Company and Wilmington Trust Company, as trustee (the “Trustee”) and has been a right of Holders from the time the Notes were issued. We have appointed the Trustee as our paying agent in connection with the Put Option for the Notes. (See Page 4)

What securities are you obligated to repurchase?

We are obligated to repurchase all of the Notes which are validly tendered by the Holders, at their option, and not withdrawn. As of May 26, 2010, there was $95.8 million in aggregate principal amount of the Notes outstanding, which would result in an aggregate repurchase price of $95.8 million. (See Page 4)

How much will you pay and what is the form of payment?

Pursuant to the terms of the Indenture and the Notes, we will pay, in cash, a purchase price (the “Repurchase Price”) equal to $1,000 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest up to, but excluding, July 1, 2010 (the “Repurchase Date”), with respect to any and all Notes which have been validly tendered and not withdrawn. The Repurchase Price is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market price of the Notes or our Common Stock (as defined below). The Repurchase Date is an Interest Payment Date under the terms of the Notes. Accordingly, interest accrued up to, but excluding, the Repurchase Date will be paid to record holders as of June 15, 2010, the regular record date for such interest payment, and we expect that there will be no accrued and unpaid interest due as part of the Repurchase Price. Although we have the right to settle the Put Option in either cash or our common stock par value $0.001 per share (the “Common Stock”) pursuant to the terms of the Indenture, we have elected to settle the Put Option in cash. (See Pages 4-5)

How can I determine the market value of the Notes?

There is no established reporting system or market for trading in the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the market price of our Common Stock, our operating results and the market for similar securities. Holders are urged to obtain current market quotations for the Notes, to the extent available, before making any decision with respect to the Put Option.

Shares of our Common Stock, into which the Notes are convertible, are listed on the New York Stock Exchange (the “NYSE”) under the symbol “AAI.” On May 26, 2010, the last reported sales price of our Common Stock on the NYSE was $5.50 per share. (See Pages 5-6)

What does the Company’s Board of Directors think of the Put Option?

Although the Company’s Board of Directors approved the terms of Notes, including the Put Option, before the Notes were issued, it has not made any recommendation as to whether you should exercise or refrain from exercising the Put Option. You must make your own decision whether to exercise the Put Option and, if so, the amount of Notes for which to exercise the Put Option. You should also consult with your tax and financial advisors with respect to the tax consequences of exercising the Put Option, including the applicability and effect of state, local, and foreign tax laws, before exercising the Put Option for any of your Notes. (See Page 5)

When does the Put Option expire?

The Put Option expires at 5:00 p.m., New York City time, on July 1, 2010 (the “Expiration Date”). The period that Holders have to exercise the Put Option will not be extended unless required by applicable law. (See Page 4)

What are the conditions to the Company’s repurchase of the Notes?

Provided that the Company’s repurchase of validly delivered Notes is not unlawful and that no event of default under the Indenture has occurred and is continuing (other than an event of default that is cured by the payment of the Repurchase Price), the repurchase will not be subject to any conditions. Delivery of the Notes by book-entry transfer to the account maintained by the Paying Agent with The Depository Trust Company (“DTC”) is a condition to the payment of the Repurchase Price to the Holder of such Notes. (See Pages 4-5)

How do I exercise the Put Option?

To exercise the Put Option, you must tender the Notes through the transmittal procedures of the DTC on or after the date of this Company Repurchase Notice, June 3, 2010, but no later than 5:00 p.m., New York City time, on the Expiration Date.

•	If your Notes are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact that nominee if you decide to tender your Notes and instruct that nominee to timely tender the Notes on your behalf through the transmittal procedures of DTC.

•	If you are a DTC participant, you should tender your Notes electronically through DTC’s ATOP system, subject to the terms and procedures of that system.

You bear the risk of untimely submission of your Notes. You must allow sufficient time for completion of the necessary procedures prior to 5:00 p.m., New York City time, on the Expiration Date.

By tendering your Notes through the transmittal procedures of DTC, you agree to be bound by the terms of the Put Option set forth in this Company Repurchase Notice. Delivery of the Notes by book-entry transfer to the account maintained by the Paying Agent with DTC is a condition to the payment of the Repurchase Price to the Holder of such Notes. (See Pages 7-9)

If I exercise the Put Option, when will I receive payment for my Notes?

Promptly upon expiration of the Put Option, we will accept for payment all Notes validly tendered for repurchase and not validly withdrawn by 5:00 p.m., New York City time, on the Expiration Date. We will deposit with the Paying Agent, prior to 10:00 a.m., New York City time, on July 2, 2010, the first Business Day following the Repurchase Date, the appropriate amount of cash required to pay the Repurchase Price for those Notes, and the Paying Agent will promptly distribute that cash to DTC, the sole record holder of the Notes. DTC will thereafter distribute the cash to its participants in accordance with its procedures. (See Pages 9-10)

Can I withdraw previously tendered Notes?

Yes. You can withdraw Notes previously tendered for repurchase at any time until 5:00 p.m., New York City time, on the Expiration Date. To withdraw Notes previously tendered for repurchase, you (or your broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw your Notes prior to 5:00 p.m., New York City time, on the Expiration Date or as otherwise set forth below.

You bear the risk of untimely withdrawal of previously tendered Notes. You must allow sufficient time for completion of the ATOP procedures prior to 5:00 p.m., New York City time, on the Expiration Date. (See Page 9)

You may also withdraw previously tendered Notes if we have not yet accepted them for payment after 12:00 midnight, New York City time, on Thursday, July 29, 2010, the expiration of 40 Business Days from the date of this Company Repurchase Notice.

Do I need to do anything if I do not wish to exercise the Put Option?

No. If you do not tender your Notes before the expiration of the Put Option, we will not repurchase your Notes and your Notes will remain outstanding and continue to be subject to the existing terms of the Indenture and the Notes. (See Page 7)

If I choose to exercise the Put Option, do I have to exercise the Put Option for all of my Notes?

No. You may exercise the Put Option for all of your Notes, a portion of your Notes or none of your Notes. If you wish to exercise the Put Option for a portion of your Notes, however, you must exercise the Put Option for Notes in a principal amount of $1,000 or an integral multiple thereof. (See Page 7)

If I do not exercise the Put Option, will I continue to be able to exercise my conversion rights?

Yes. If you do not exercise the Put Option, your conversion rights will not be affected. You will continue to have the right to convert each $1,000 principal amount of the Notes at a base rate of 89.9281 shares of our Common Stock, subject to the terms, conditions and adjustments specified in the Indenture and the Notes. (See Page 5)

If I am a U.S. resident for U.S. federal income tax purposes, will I have to pay taxes if I exercise the Put Option?

The receipt of cash in exchange for Notes pursuant to the Put Option will be a taxable transaction for U.S. federal income tax purposes and you may be required to recognize taxable gain or loss as a result of the transaction. You should consult with your own tax advisor regarding the actual tax consequences to you. (See Pages 11-12)

Who is the Paying Agent?

Wilmington Trust Company, the trustee under the Indenture, is serving as Paying Agent for the Notes. Its address and telephone and fax numbers are set forth on the front cover of this Company Repurchase Notice.

Whom can I contact if I have questions about the Put Option?

Questions and requests for assistance in connection with the Put Option may be directed to the Paying Agent at the address and telephone and fax numbers set forth on the front cover of this Company Repurchase Notice.

IMPORTANT INFORMATION CONCERNING THE PUT OPTION

1. Information Concerning the Company. AirTran Holdings, Inc. (“AirTran,” the “Company,” “we,” “us” or “our”) is obligated to repurchase its 7% Convertible Notes due 2023 (the “Notes”) for which Notes have been validly tendered and not withdrawn by the Expiration Date. The Notes are convertible into shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company, subject to the terms, conditions and adjustments specified in the Indenture and the Notes. The Company is both the “filing person” and the “subject company.”

We are the parent company of AirTran Airways, Inc. (which we sometimes refer to as “AirTran Airways” or “Airways”). AirTran Airways is one of the largest low cost scheduled airlines in the United States in terms of departures and seats offered. We operate scheduled airline service throughout the United States and to selected international locations. Approximately half of our flights originate or terminate at our largest hub in Atlanta, Georgia, and we serve a number of markets with non-stop service from our focus cities of Baltimore, Maryland; Milwaukee, Wisconsin; and Orlando, Florida. As of May 26, 2010, we operated 86 Boeing B717-200 aircraft and 52 Boeing B737-700 aircraft offering approximately 700 scheduled flights per day to 66 locations in the United States, including San Juan, Puerto Rico, as well as to Cancun, Mexico; Montego Bay, Jamaica; Nassau, The Bahamas; and Oranjestad, Aruba. The traditional elements of our success include: competitive fares; superior service; an attractive network; product value; low unit costs; adaptability; flexibility; innovation; and the enthusiasm and skills of our employees.

We are a corporation organized under the laws of the State of Nevada. Our principal executive offices are located at 9955 AirTran Boulevard, Orlando, Florida 32827, and our telephone number at such address is (407) 318-5600. Our official Web site address is http://www.airtran.com. References to our Web site do not constitute incorporation by reference of any information contained at that site into this Company Repurchase Notice and you should not consider it to be part of this Company Repurchase Notice.

2. Information Concerning the Notes. On May 7, 2003, we issued $125,000,000 in aggregate principal amount of the Notes in a private placement. The Notes were subsequently registered for resale. Cash interest accrues on the Notes at the rate of 7.0% per annum on the principal amount at maturity and is payable semi-annually on January 1 and July 1 of each year, to the person in whose name a Note is registered at the close of business on the preceding December 15 or June 15, as the case may be. The Notes mature on July 1, 2023. In 2009, we repurchased $29.2 million of the Notes in various transactions. As of May 26, 2010, there was $95.8 million in aggregate principal amount of the Notes outstanding, which would result in an aggregate repurchase price of $95.8 million if all of the Notes are tendered pursuant to the Put Option.

Beginning July 5, 2010, we may redeem any of the Notes at a redemption price of 100% of the principal amount of the Notes, plus accrued interest. Holders may require us to repurchase the Notes on July 1 of 2010, 2013 and 2018 or upon a fundamental change at a repurchase price of 100% of the principal amount of the Notes, plus accrued interest. The Notes are our senior unsecured debt and rank on a parity with all of our other existing and future senior unsecured debt and prior to all subordinated debt. The Notes are guaranteed by Airways. The Notes are junior to our secured obligations and those of our subsidiaries to the extent of collateral pledged as security and are effectively subordinated to all liabilities of our subsidiaries (other than the Guarantor). Substantially all of our debt is secured.

2.1. The Company’s Obligation to Repurchase the Notes. Pursuant to the terms of the Notes and the Indenture, we are obligated to repurchase all of the Notes validly tendered by Holders, at their option, and not withdrawn at a purchase price (the “Repurchase Price”) equal to $1,000 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest up to, but excluding, July 1, 2010 (the “Repurchase Date”). The Repurchase Date is an Interest Payment Date under the terms of the Notes. Accordingly, interest accrued up to, but excluding, the Repurchase Date will be paid to record holders as of the record date for the applicable interest payment period, and we expect that there will be no accrued and unpaid interest due as part of the Repurchase Price.

The Put Option will expire at 5:00 p.m., New York City time, on July 1, 2010 (the “Expiration Date”). The period that Holders have to exercise the Put Option will not be extended unless required by applicable law.

The repurchase by the Company of validly delivered Notes is not subject to any conditions other than (1) that no event of default under the Indenture has occurred and is continuing (other than an event of default that is cured by the payment of the Repurchase Price) and (2) that the Company’s repurchase is not unlawful. Delivery of the Notes by book-entry transfer to the account maintained by the Paying Agent with The Depository Trust Company (“DTC”) is a condition to the payment of the Repurchase Price to the Holder of such Notes.

2.2. Repurchase Price. Pursuant to terms of the Indenture and the Notes, the Repurchase Price to be paid by the Company for the Notes is equal to $1,000 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest up to, but excluding, the Repurchase Date. The Repurchase Date is an Interest Payment Date under the terms of the Notes. Accordingly, interest accrued up to, but excluding, the Repurchase Date will be paid to record holders as of the record date for the applicable interest payment period, and we expect that there will be no accrued and unpaid interest due as part of the Repurchase Price. The Repurchase Price will be paid in cash with respect to any and all Notes which have been validly tendered and not withdrawn. Notes will be accepted for repurchase only in principal amounts equal to $1,000 or integral multiples thereof.

With respect to Notes which have been validly tendered and not withdrawn, interest will accrue up to, but excluding, the Repurchase Date, unless the Company defaults in making payment of the Repurchase Price for such Notes.

The Repurchase Price is based solely on the requirements of the Indenture and the Notes and does not necessarily bear any relationship to the market price of the Notes or our Common Stock. Thus, the Repurchase Price may be significantly higher or lower than the current market price of the Notes. Holders of Notes are urged to obtain the best available information as to potential current market prices of the Notes, to the extent available, and our Common Stock before making a decision whether to exercise the Put Option.

None of the Company, its Board of Directors, or its employees is making any recommendation to Holders as to whether to exercise or refrain from exercising the Put Option. Each Holder must make its, his or her own decision whether to exercise the Put Option and, if so, the principal amount of Notes for which to exercise the Put Option based on such Holder’s assessment of the current market value of the Notes and our Common Stock and other relevant factors.

2.3. Conversion Rights of the Notes The Notes are convertible into shares of our Common Stock at the option of the Holder in accordance with and subject to the terms of the Indenture and the Notes. For each $1,000 principal amount of Notes converted, the Company currently would deliver 89.9281 shares of Common Stock. You may convert any of your Notes, in whole or in part, into Common Stock prior to the close of business on July 1, 2023, the final maturity date of the Notes, subject to prior redemption or repurchase of the Notes. The number of shares of Common Stock you will receive upon conversion of your Notes will be determined by multiplying the number of $1,000 principal amount Notes you convert by the conversion rate on the date of conversion. You may convert your Notes in part so long as such part is $1,000 principal amount or an integral multiple of $1,000. The initial conversion rate is equal to 89.9281 shares of our Common Stock per $1,000 principal amount of Notes, subject to adjustment as described in the Indenture, which represents an initial conversion price of approximately $11.12 per share. The Paying Agent is currently acting as Conversion Agent for the Notes.

Holders who do not exercise the Put Option will maintain the right to convert their Notes into Common Stock pursuant to the Indenture. Any Notes which have been validly tendered may be converted in accordance with the terms of the Indenture only if such Notes have been validly withdrawn before 5:00 p.m., New York City time, on the Expiration Date, as described in Section 4 of this Company Repurchase Notice or such tender has otherwise been validly withdrawn as also described in Section 4 of this Company Repurchase Notice.

2.4. Market for the Notes and our Common Stock. There is no established reporting system or market for trading in the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the market price of our Common Stock, our operating results, and the market for similar securities.

The Trustee has informed us that, as of the date of this Company Repurchase Notice, all of the Notes are held in global form through DTC. As of May 26, 2010, there was $95.8 million in aggregate principal amount of the Notes outstanding, which would result in an aggregate repurchase price of $95.8 million, and DTC was the sole record holder of the Notes.

Our Common Stock, into which the Notes are convertible, is listed on the New York Stock Exchange (the “NYSE”) under the symbol “AAI.” The following table shows, for the periods indicated, the high and low sales prices per share of our Common Stock as reported by the NYSE.

	Common Stock Price
	High	Low
Year ended December 31, 2007:
First Quarter	$13.09	$9.69
Second Quarter	12.65	10.18
Third Quarter	11.50	9.00
Fourth Quarter	10.85	7.13
Year ended December 31, 2008:
First Quarter	$9.13	$5.61
Second Quarter	6.95	1.97
Third Quarter	3.69	1.28
Fourth Quarter	4.66	1.50
Year ended December 31, 2009:
First Quarter	$4.93	$2.44
Second Quarter	8.68	4.40
Third Quarter	7.47	5.52
Fourth Quarter	6.36	4.05
Year ended December 31, 2010:
First Quarter	$5.94	$4.42
Second Quarter (through May 26, 2010)	6.02	4.82

On May 26, 2010, the closing sale price of our Common Stock, as reported by the NYSE, was $5.50 per share. As of May 26, 2010, there were 135,351,425 shares of the Company’s Common Stock outstanding.

Historically, we have not declared cash dividends on our Common Stock. In addition, our debt indentures and our Credit Facility restrict our ability to pay cash dividends. In particular, under our Credit Facility, our ability to pay dividends is restricted to a defined amount available for restricted payments including dividends, which amount is determined based on a variety of factors including 50% of our consolidated net income for the applicable reference period and our proceeds from the sale of capital stock, including pursuant to the conversion of indebtedness to our capital stock, all as defined. We intend to retain earnings to finance the development and growth of our business. Accordingly, we do not anticipate that any cash dividends will be declared on our Common Stock for the foreseeable future. Future payments of cash dividends, if any, will depend on our financial condition, results of operations, business conditions, capital requirements, restrictions contained in agreements, future prospects, and other factors deemed relevant by our board of directors.

We urge you to obtain current market information for the Notes, to the extent available, and our Common Stock before making any decision whether to exercise or refrain from exercising the Put Option.

2.5. Optional Redemption by the Company. Beginning July 5, 2010, we have the right to redeem the Notes in whole or in part for cash at a price of 100% of the principal amount plus accrued and unpaid interest to, but excluding, the redemption date. If the redemption date is an interest payment date, interest will be paid to the record holder on the relevant record date. We are required to give notice of redemption by mail to holders not more than 60 but not less than 30 days prior to the redemption date, as provided for in the Indenture and the Notes.

2.6. Holder’s Right to Require Redemption Upon a Fundamental Change. If a fundamental change of AirTran occurs at any time prior to the maturity of the Notes, you may require us to redeem your Notes for cash, in whole or in part, on a repurchase date that is 30 days after the date of our notice of the fundamental change. We will redeem the Notes at a price equal to 100% of the principal amount to be redeemed, plus accrued and unpaid interest to, but excluding, the repurchase date. If the repurchase date is an interest payment date, we will pay interest to the record holder on the relevant record date. A “fundamental change” is any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) in connection with which all or substantially all of our Common Stock is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration which is not all or substantially all common stock that:

•	is listed on, or immediately after the transaction or event will be listed on, a United States national securities exchange, or

•	is approved, or immediately after the transaction or event will be approved, for quotation on the NASDAQ National Market or any similar United States system of automated dissemination of quotations of securities prices.

2.7. Ranking. The Notes are our senior unsecured obligations and rank equally in right of payment with all of our existing and future unsecured senior indebtedness. The Notes are unconditionally guaranteed by AirTran Airways (the “Guarantee”). The Guarantee ranks equally with all unsecured senior obligations of AirTran Airways. The Notes and the Guarantee are junior to any secured obligations of ours and of AirTran Airways to the extent of the collateral securing such obligations and are also effectively subordinated to all existing and future liabilities of our subsidiaries (other than AirTran Airways), including deposits and trade payables. Substantially all of our debt is secured.

3. Procedures to Be Followed by Holders Electing to Exercise the Put Option. Holders will not be entitled to receive the Repurchase Price for their Notes unless they validly tender and do not validly withdraw the Notes on or before 5:00 p.m., New York City time, on the Expiration Date. Only registered Holders are authorized to deliver their Notes for repurchase. The Trustee has informed us that, as of the date of this Company Repurchase Notice, DTC is the sole registered Holder of the Notes and all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form. Accordingly, all Notes tendered for repurchase hereunder must be delivered through the transmittal procedures of ATOP, subject to the terms and conditions of that system. Holders may exercise the Put Option for some or all of their Notes; however, if Holders wish to exercise the Put Option for a portion of their Notes, they must exercise the Put Option for Notes in a principal amount at maturity of $1,000 or an integral multiple thereof.

If Holders do not validly tender their Notes, or if they validly withdraw their Notes before 5:00 p.m., New York City time, on the Expiration Date, their Notes will not be purchased and will remain outstanding subject to the existing terms of the Notes and the Indenture.

You will not be required to pay any commission to us, DTC or the Paying Agent in connection with your Put Option. However, there may be commissions you need to pay your broker in connection with the tender of the Notes.

3.1. Method of Delivery. Because DTC is the sole registered Holder of the Notes, all Notes tendered for repurchase must be delivered through DTC’s Automated Tenders over the Participant Terminal System

(“ATOP”). This Company Repurchase Notice constitutes the Company Repurchase Notice described in the Indenture and delivery of Notes via ATOP will satisfy the Note tender notice requirements of the Indenture. Tender of Notes is at the election and risk of the person tendering the Notes.

3.2. Agreement to be Bound. By tendering Notes through the transmittal procedures of DTC, a Holder acknowledges and agrees as follows:

•	pursuant to the Put Option, such Notes shall be purchased as of the Repurchase Date pursuant to the terms and conditions specified in the Notes and the Indenture;

•	such Holder agrees to all of the terms of this Company Repurchase Notice;

•	such Holder has received this Company Repurchase Notice and acknowledges that this Company Repurchase Notice provides the notices required pursuant to the Indenture;

•

upon the terms and subject to the conditions set forth in this Company Repurchase Notice, the Indenture, and the Notes, and effective upon the acceptance for payment thereof, such Holder (i) irrevocably sells, assigns and transfers to us, all right, title and interest in and to all the Notes tendered, (ii) waives any and all rights with respect to the Notes (including, without limitation, any existing or past defaults and their consequences), (iii) releases and discharges us and our directors, officers, employees and affiliates (and their respective directors, officers and employees) from any and all claims such Holder may have now, or may have in the future arising out of, or related to, the Notes, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any conversion, redemption or defeasance of the Notes and (iv) irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of such Holder with respect to any such tendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to us, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from us, except as agent for us, for the Repurchase Price of any tendered Notes that are repurchased by us), all in accordance with the terms set forth in this Company Repurchase Notice;

•

such Holder represents and warrants that such Holder (i) owns the Notes tendered and is entitled to tender such Notes and (ii) has full power and authority to tender, sell, assign and transfer the Notes tendered and that when such Notes are accepted for repurchase and payment by us, we will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•

such Holder agrees, upon request from us, to execute and deliver any additional documents deemed by the Paying Agent or us to be necessary or desirable to complete the sale, assignment and transfer of the Notes tendered;

•

such Holder understands that all Notes validly tendered for repurchase and not validly withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date will be purchased at the Repurchase Price, in cash, subject to the terms and conditions of the Indenture, the Notes, this Company Repurchase Notice, and the related notice materials, as amended and supplemented from time to time;

•

payment for Notes purchased pursuant to the Company Repurchase Notice will be made by deposit by us of the Repurchase Price for such Notes with the Paying Agent, which will act as agent for tendering Holders for the purpose of receiving payments from us and transmitting such payments to such Holders;

•

tenders of Notes may be withdrawn by written notice of withdrawal delivered pursuant to the procedures described below in “Rights of Withdrawal” (i) at any time prior to 5:00 p.m., New York City time, on the Expiration Date and (ii) unless the Notes have already been accepted by AirTran for payment pursuant to the Put Option, at any time after 12:00 midnight, New York City time, on Thursday, July 29, 2010 (the date which is 40 Business Days after the date of this Company Repurchase Notice, in either case, by written notice of withdrawal delivered pursuant to the procedures set forth in this Company Repurchase Notice;

•

all authority conferred or agreed to be conferred pursuant to the terms hereof shall survive the death or incapacity of the Holder and shall be binding upon the Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•

the delivery and tender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to us; and

•

all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Notes pursuant to the procedures described in this Company Repurchase Notice and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by us, in our sole direction, which determination shall be final and binding on all parties.

3.3. Delivery of Notes. Notes Held Through a Custodian. A Holder whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact that nominee if the Holder desires to tender the Holder’s Notes and instruct that nominee to tender the Notes for repurchase on the Holder’s behalf through the transmittal procedures of DTC as set forth below in “—Notes Held by DTC Participants.”

Notes Held by DTC Participants. A Holder who is a DTC participant must tender that Holder’s Notes by:

•	delivering to the Paying Agent’s account at DTC through DTC’s book-entry system such Holder’s beneficial interest in the Notes; and

•

electronically transmitting such Holder’s acceptance through DTC’s ATOP system, subject to the terms and procedures of that system. Upon receipt of such Holder’s acceptance through ATOP, DTC will edit and verify the acceptance and send an agent’s message to the Paying Agent for its acceptance. The term “agent’s message” means a message transmitted by DTC to, and received by, the Paying Agent, which states that DTC has received an express acknowledgment from the participant in DTC described in that agent’s message, stating the principal amount of Notes that have been tendered by such participant under the Put Option and that such participant has received and agrees to be bound by the terms of the Put Option, including those set forth above under the Section “—Agreement to be Bound.”

In tendering through DTC’s ATOP system, the electronic instructions sent to DTC by the Holder or by a broker, dealer, commercial bank, trust company or other nominee on the Holder’s behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and the Holder, receipt by the Holder of and agreement to be bound by the terms of the Put Option, including those set forth in Section 3.2 above.

You bear the risk of untimely submission of your Notes. You must allow sufficient time for completion of the necessary procedures prior to 5:00 p.m., New York City time, on the Expiration Date.

Under no circumstances will Notes accrue interest by reason of any delay in making payment to any person who delivers Notes after the Repurchase Date. The Repurchase Price for Notes delivered after the Repurchase Date will be the same as that for Notes delivered prior to or on the Repurchase Date. If the Paying Agent holds, in accordance with the terms of the Indenture, sufficient cash to pay the Repurchase Price for the Notes on the Business Day following the Repurchase Date, then, on and after such date, such Notes will cease to be outstanding and interest on such Notes will cease to accrue, and all rights (other than the right to receive the Repurchase Price upon delivery of the Notes) of the Holder of such Notes will terminate.

4. Right of Withdrawal. Notes tendered for repurchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. In order to withdraw Notes on or prior to the Expiration Date, a Holder (or the Holder’s broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw those Notes prior to 5:00 p.m., New York City time, on the Expiration Date. Notes so withdrawn may be retendered by following the tender procedures described in Section 3 above.

You bear the risk of untimely withdrawal of previously tendered Notes. If you wish to withdraw your Notes on or prior to the Expiration Date, you must allow sufficient time for completion of the necessary procedures prior to 5:00 p.m., New York City time, on the Expiration Date.

Holders may withdraw any Notes previously delivered to the Paying Agent and not yet accepted for payment after the expiration of 40 Business Days from the date of this Company Repurchase Notice.

5. Payment for Notes. At or before 10:00 a.m., New York City time, on July 2, 2010, the first Business Day following the Repurchase Date, we will deposit with the Paying Agent the appropriate amount of cash required to pay the Repurchase Price for the Notes which have been validly tendered and not withdrawn by 5:00 p.m., New York City time, on the Expiration Date, and the Paying Agent will promptly thereafter distribute that cash to DTC, the sole record holder of the Notes. DTC will thereafter distribute the cash in accordance with its procedures to its participants that have validly tendered their Notes prior to or on the Repurchase Date.

The total amount of funds required by us to repurchase all of the Notes is $95.8 million (assuming the Put Option is validly exercised for all of the Notes and all of the Notes are validly delivered and accepted for payment). In the event the Put Option is exercised for any Notes and any Notes are validly delivered and accepted for payment, we intend to use cash on hand to repurchase the Notes. As of May 26, 2010, we have approximately $500.4 million available cash and cash equivalents on hand.

6. Notes Acquired. Any Notes repurchased by us pursuant to the Put Option will be cancelled by the Trustee, pursuant to the terms of the Indenture.

7. Plans or Proposals of the Company. Except as described in these materials or in our filings with the Securities and Exchange Commission (the “SEC”) or as previously publicly announced, we currently have no agreements, nor have we authorized any actions, which we believe would be material to a Holder’s decision to exercise the Put Option, which relate to or which would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or any of our subsidiaries;

•	any material change in our present dividend rate or policy, indebtedness or capitalization;

•

any change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•	any other material change in our corporate structure or business;

•

any class of our equity securities to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotation system operated by a national securities association;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of ours, or the disposition of our securities; or

•	any changes in our charter, by-laws or other governing instruments, or other actions that could impede the acquisition of control of us.

8. Interests of Directors, Executive Officers and Affiliates of the Company in the Notes. Neither we nor, to our knowledge after making reasonable inquiry, any of our executive officers or directors or any “associate” or subsidiary of any such person, has any beneficial interest in the Notes, or has engaged in any transaction in the Notes during the 60 days preceding the date of this Company Repurchase Notice. A list of our executive officers and directors is attached to this Company Repurchase Notice as Schedule A. The term “associate” is used as defined in Rule 12b-2 under the Exchange Act.

Certain of our directors and executive officers are participants in ordinary course equity compensation plans and arrangements involving our Common Stock, as disclosed by us prior to the date hereof. Except as described in the previous sentence, neither we nor, to our knowledge after making reasonable inquiry, any of our executive officers or directors, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Put Option or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

9. Legal Matters; Regulatory Approvals. We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by the Put Option, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition of the Notes as described in this Company Repurchase Notice. Should any approval or other action be required, we presently intend to seek the approval or take the action. However, we cannot assure you that we would be able to obtain any required approval or take any other required action.

10. Repurchases of Notes by the Company and Its Affiliates. During the 60 days preceding the date of this Company Repurchase Notice, neither we nor, to our knowledge after making reasonable inquiry, any of our executive officers or directors or any “associate” or subsidiary of any such person, has engaged in any repurchases of the Notes.

Effective on the date of this Company Repurchase Notice, we and our affiliates, including their executive officers and directors, are prohibited under applicable United States federal securities laws from purchasing Notes (or the right to repurchase Notes) other than through the Put Option until at least the tenth business day after the Repurchase Date. Following such time, if any Notes remain outstanding, we and our affiliates may repurchase Notes in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which purchases may be consummated at repurchase prices higher or lower than the Repurchase Price, or which may be paid in cash or other consideration. Any decision to repurchase Notes after the Repurchase Date, if any, will depend upon many factors, including the market price of the Notes, the results of the Put Option, the market price of our Common Stock, our business and financial position and general economic and market conditions. Any such repurchase may be on the same terms or on terms more or less favorable to Holders of the Notes than the terms of the Put Option as described in this Company Repurchase Notice.

11. Material United States Income Tax Considerations.

The following discussion summarizes the material United States federal income tax considerations that may be relevant to a Holder if you exercise the Put Option. This summary is based on the Internal Revenue Code of 1986, as amended, and the regulations, rulings and decisions thereunder, all of which are subject to change, possibly with retroactive effect.

This summary does not describe all of the tax considerations that may be relevant to you. All Holders are strongly encouraged to consult with their tax advisor about the United States federal, state, local, foreign and other tax consequences of exercising the Put Option.

U.S. Holders. This discussion deals only with U.S. Holders who are beneficial owners of the Notes holding the Notes as capital assets, and does not apply if you are a member of a class of Holders subject to special rules, including, but not limited to: a dealer in securities or currencies; a trader in securities who elects to use a mark-to-market method of accounting for your securities holdings; a bank or financial institution; an insurance company; a tax-exempt organization; a person owning Notes that are a hedge or that are hedged against interest rate risks; a partnership or person treated as a partnership for United States federal income tax purposes, or a partner thereof; a regulated investment company or real estate investment trust; a person owning Notes as part of a straddle or conversion transaction for tax purposes; a U.S. Holder whose functional currency for tax purposes is not the U.S. dollar; or a United States expatriate. You will be a U.S. Holder if you are a beneficial owner of the Notes for United States federal income tax purposes and you are: (i) a citizen or resident of the United States; (ii) a domestic corporation or other entity treated as such for United States federal income tax purposes; (iii) an estate whose income is subject to United States federal income taxation regardless of its source; or (iv) a trust if a United States court is able to exercise primary supervision over the trust’s administration and one or more United States persons can control all substantial decisions of the trust. If you are not a U.S. Holder, this discussion does not apply to you.

Generally, your exercise of the Put Option will result in taxable gain or loss to you equal to the difference between (i) the amount of cash received (other than amounts attributable to accrued interest, which will be treated as an actual payment of interest on the Notes) and (ii) your adjusted tax basis in the Notes tendered. If a U.S. Holder requires us to repurchase a Note pursuant to the Put Option and we deliver cash, as planned, in satisfaction of our repurchase obligation, and assuming that the Notes are securities for U.S. federal income tax purposes, the Holder would generally not recognize loss, but would generally recognize capital gain, if any, on the Note so repurchased in an amount equal to the lesser of the gain realized (being, the excess, if any, of the cash received over the adjusted tax basis in the Note repurchased therefor), and the cash received. Such gain generally would be long-term capital gain if the Holder held the Note for more than one year. The Holder’s gain or loss will equal the difference between the proceeds received by the Holder and the Holder’s adjusted tax basis in the Note. The proceeds received by the Holder will include the amount of cash received for the Note. The Holder’s tax basis in the Note generally will equal the amount the Holder paid for the Note. The portion of any proceeds that is attributable to accrued interest will not be taken into account in computing the Holder’s capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the Holder has not previously included the accrued interest in income. The gain or loss recognized by a Holder on a disposition of the Note will be long-term capital gain or loss if the Holder held the Note for more than one year. Long-term capital gains of non-corporate taxpayers are taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to limitation.

Non-U.S. Holders. A non-U.S. Holder generally will not be subject to United States federal income tax or withholding tax on any gain realized on the receipt of cash in exchange for Notes pursuant to the Put Option unless the gain is effectively connected with a trade or business of the non-U.S. Holder in the United States and, where a tax treaty applies, is attributable to a United States permanent establishment maintained by the Holder.

If a non-U.S. Holder is engaged in a trade or business in the United States and the Holder’s investment in the Notes is effectively connected with such trade or business, the Holder will be subject to regular United States federal income tax on a net income basis on any gain recognized upon a sale of the Notes pursuant to the Put Option in the same manner as if the Holder were a U.S. Holder. In addition, if the non-U.S. Holder is a foreign corporation, the Holder may be subject to a branch profits tax of 30% (or the lower rate provided by an applicable income tax treaty) of the Holder’s earnings and profits for the taxable year that are effectively connected with the Holder’s conduct of a trade or business in the United States. If a non-U.S. Holder is eligible for the benefits of a tax treaty, any effectively connected income or gain will generally be subject to U.S. federal income tax only if it is also attributable to a permanent establishment maintained by the Holder in the United States.

Backup Withholding. A U.S. Holder may be subject to backup withholding with respect to payments made pursuant to the Put Option unless such U.S. Holder (i) is a corporation or comes within certain other exempt categories and demonstrates this fact, or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. The amount of any backup withholding will be allowed as a credit against such U.S. Holder’s United States federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is furnished to the IRS. Information reporting, and possibly backup withholding, may apply if the Notes are held by a non-U.S. Holder through a U.S. broker or financial institution or the U.S. office of a non-U.S. broker or financial institution and the non-U.S. Holder fails to provide appropriate information (on Form W-8BEN or other applicable form). Non-U.S. Holders should consult their tax advisors with respect to the application of U.S. information reporting and backup withholding rules to the disposition of Notes pursuant to the Put Option.

All descriptions of tax considerations are for Holders’ guidance only and are not tax advice. We recommend that Holders consult with their tax and financial advisors with respect to the tax consequences of exercising the Put Option, including the applicability and effect of state, local and foreign tax laws, before exercising the Put Option for any of their Notes.

12. Additional Information. This Company Repurchase Notice is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Company Repurchase Notice does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision as to whether to exercise or refrain from exercising the Put Option:

1.	Our annual report on Form 10-K for the year ended December 31, 2009;

2.	All other reports we have filed pursuant to Sections 13, 14 or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-K mentioned above;

3.	All documents filed by us with the SEC pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Company Repurchase Notice and before 5:00 p.m., New York City time, on the Expiration Date. Notwithstanding the foregoing, information furnished but not filed in any current report on Form 8-K, including the related exhibits, is not deemed referenced herein.

4.	The section entitled “Description of Notes” in our Registration Statement on Form S-3 (File No. 333-107415) filed with the SEC on July 28, 2003; and

5.	The description of our Common Stock contained in our Registration Statement on Form S-3 (File No. 333-107415) filed with the SEC on July 28, 2003.

These filings, our other annual, quarterly and current reports, our proxy statements, and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at www.sec.gov.

Each person to whom a copy of this Company Repurchase Notice is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing or calling us at 9955 AirTran Blvd., Orlando, Florida 32827, telephone number (407) 318-5600, Attention: Investor Relations.

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Company Repurchase Notice, you should rely on the statements made in the most recent document.

In making your decision as to whether to exercise the Put Option, you should read the information about us contained in this Company Repurchase Notice together with the information contained in the documents to which we have referred you.

13. No Solicitations. We will not pay any fees or commissions to any broker, dealer or other person for making solicitations in connection with the Put Option.

14. Definitions. All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture.

15. Conflicts. In the event of any conflict between this Company Repurchase Notice and the accompanying materials on the one hand and the terms of the Indenture or any applicable laws on the other hand, the terms of the Indenture or applicable laws, as the case may be, will control.

None of us, our board of directors or our employees is making any recommendation to any Holder as to whether to exercise or refrain from exercising the Put Option. Each Holder must make his or her own decision whether to exercise the Put Option and, if so, the principal amount of Notes for which to exercise the Put Option based on his or her own assessment of current market value and other relevant factors.

AIRTRAN HOLDINGS, INC.

SCHEDULE A

INFORMATION ABOUT THE EXECUTIVE OFFICERS

AND DIRECTORS OF THE COMPANY

The table below sets forth information about our executive officers and directors as of May 26, 2010. To the best of our knowledge after making reasonable inquiry, none of our executive officers or directors has beneficial ownership in the Notes.

Name	Position
Robert L. Fornaro	Chief Executive Officer, President and Chairman of the Board
Arne G. Haak	Chief Financial Officer, Senior Vice President – Finance, Treasurer
Stephen J. Kolski	Executive Vice President – Operations and Corporate Affairs
Richard P. Magurno	Senior Vice President, General Counsel and Secretary
Steven A. Rossum	Executive Vice President – Corporate Development
Alfred J. Smith, III	Senior Vice President – Customer Service of AirTran Airways
J. Veronica Biggins	Director
Don L. Chapman	Director
Geoffrey T. Crowley	Director
G. Peter D’Aloia	Director
Jere A. Drummond	Director
John F. Fiedler	Director
Michael P. Jackson	Director
Lewis H. Jordan	Director
Alexis P. Michas	Director

The business address of each executive officer and director is c/o AirTran Holdings, Inc., 9955 AirTran Blvd., Orlando, Florida 32827, and their respective business telephone number at such address is (407) 318-5600.

A-1